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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAPHIC PACKAGING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation of organization)		58-2205241 (I.R.S. Employer Identification Number)
814 Livingston Court Marietta, Georgia 30067 (Address of principal executive offices, including zip code)
GRAPHIC PACKAGING CORPORATION 2004 STOCK AND INCENTIVE COMPENSATION PLAN (Full title of the plan)
Stephen A. Hellrung
Senior Vice President,
General Counsel and Secretary
Graphic Packaging Corporation
814 Livingston Court
Marietta, Georgia 30067
(770) 644-3231
(Name, address and telephone number, including area code, of agent for service)	Copy to: Elizabeth O. Derrick, Esq. Womble Carlyle Sandridge & Rice, PLLC One Atlantic Center 1201 West Peachtree Street, Suite 3500 Atlanta, Georgia 30309 (404) 888-7433

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share(3)	20,966,972 shares	$5.56	$116,576,364.30	$ 10,014.17

(1)
This Registration Statement also relates to an indeterminate number of shares of common stock that may be issued upon stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(c) and (h)(1), based on (i) the average ($5.56) of the high ($5.65) and low ($5.46) prices of the Company's common stock on May 17, 2004, as reported on the New York Stock Exchange. In accordance with Rule 457(p), the aggregate total dollar amount of the Registration Fee is being offset by the dollar amount of registration fees previously paid in respect of unissued shares previously registered by the Company on Form S-8 Registration Statement File No. 333-108256. The registration fee paid herewith was calculated as the difference between the aggregate registration fee of $14,770.23 (calculated based on the number of shares being registered hereunder) less $4,756.06, which represents the portion of the registration fee associated with 9,734,254 shares that was previously paid in connection with the Form S-8 Registration Statement File No. 333-108256 filed on August 27, 2003.

(3)
Each share of the Company's common stock includes one preferred stock purchase right that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed by Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

        (a)   The Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 16, 2004;

        (b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003;

        (d)   The description of the Company's common stock, par value $0.01 per share, contained under the heading "Description of the Combined Company's Capital Stock—Common Stock," in the Company's prospectus which forms a part of the Company's Registration Statement on Form S-4, as amended (File No. 333-104928), as such form may be amended to update such description; and

        (e)   All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Company's Restated Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law (the "DGCL") and any amendments to that law. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  payments of unlawful dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Company's Restated Certificate of Incorporation does not eliminate its directors' fiduciary duties and the limiting provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of his or her fiduciary duties.

        The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The Company's Restated Certificate of Incorporation and, with regard to its officers, its By-Laws, provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law; provided that, except for actions by a director successfully establishing his or her right to indemnification, the Company is not obligated to indemnify or advance expenses to a director in respect of an action, suit or proceeding instituted by such director, unless such action, suit or proceeding has been authorized by the Board of Directors. Under these provisions and subject to the DGCL, the Company is required to indemnify its directors and officers, upon a determination by the Company's board of directors that indemnification is proper, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director or officer serves as a director, officer, employee or agent at the Company's request, subject to various conditions, and to advance funds to the Company's directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to in or not opposed to the best interests of the Company; and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The By-Laws also specifically authorize the Company to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another entity, against certain liabilities.

        Until August 8, 2009, the Company will maintain policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Graphic Packaging International Corporation with respect to claims arising from facts or events that occurred at or before the effective time of the merger of Graphic Packaging International Corporation and the Company.

        The Company has entered into an indemnification agreement with each of its directors and directors emeritus pursuant to which the Company and its subsidiaries GPI Holding, Inc., and Graphic Packaging International, Inc. (collectively, the "Indemnitors") agree to jointly and severally indemnify the director or director emeritus to the fullest extent permitted by law if the director or director emeritus is or was a party or is threatened to be made a party to, any investigation, action, suit, proceeding or any alternative dispute resolution mechanism, by reason of the fact that the director or director emeritus is or was a director, officer, employee or agent of any of the Indemnitors, their respective subsidiaries, or any predecessor thereof, or by reason of the fact that the director or director emeritus is or was serving at the request of any of the Indemnitors or any of their respective subsidiaries as a director, officer, employee or agent, of another entity or enterprise, including service with respect to an employee benefit plan, against expenses, judgments, fines and amounts paid in settlement incurred in connection with such investigation, action, suit, proceeding or mechanism.

        However, in the event an independent legal counsel determines, in a written opinion, that there is no reasonable basis for the position that the director or director emeritus is entitled to be indemnified under applicable law, the Indemnitors will have no further obligation to make any payments after such determination and will be entitled to be reimbursed by the director or director emeritus for all amounts paid by the Indemnitors to which the director or director emeritus is not entitled under applicable law. However, if the director or director emeritus in question has commenced or thereafter commences legal proceedings to determine that he is entitled to be indemnified under applicable law, any determination made by any independent legal counsel that there is no reasonable basis for indemnification under applicable law will not be binding.

        No indemnity pursuant to the indemnification agreements shall be provided by the Company on account of: (a) proceedings or claims initiated or brought voluntarily by the director or director emeritus, except with respect to proceedings brought in good faith to establish or enforce a right to indemnification under the indemnification agreement; (b) suits arising from the purchase or sale by the director or director emeritus of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934; and (c) damages that have been paid directly to the director or director emeritus by an insurance carrier under a policy of directors and officers liability insurance maintained by the Company.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The exhibits attached to this Registration Statement are listed in the Exhibit Index on page 8.

Item 9.    Undertakings.

  (a)
  The Company hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Graphic Packaging Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on this 18th day of May, 2004.

GRAPHIC PACKAGING CORPORATION
By:	/s/ Stephen A. Hellrung Stephen A. Hellrung Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Stephen M. Humphrey, Stephen A. Hellrung. and John T. Baldwin as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities indicated:

Signatures	Title	Date

/s/ STEPHEN M. HUMPHREY Stephen M. Humphrey	President, Chief Executive Officer (Principal Executive Officer) and	May 18, 2004
/s/ JOHN T. BALDWIN	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	May 18, 2004
/s/ JEFFREY H. COORS Jeffrey H. Coors	Executive Chairman	May 18, 2004
/s/ KEVIN J. CONWAY Kevin J. Conway	Director	May 18, 2004
/s/ G. ANDREA BOTTA G. Andrea Botta	Director	May 18, 2004
/s/ JOHN D. BECKETT John D. Beckett	Director	May 18, 2004
Harold R. Logan, Jr.	Director

/s/ JOHN R. MILLER John R. Miller	Director	May 18, 2004
Martin D. Walker	Director
Robert W. Tieken	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1
Form of Certificate for the Common Stock, par value $0.01 per share. Filed as Exhibit 4.1 to the Company's Amendment No. 2 to Registration Statement on Form S-4 filed on June 13, 2003 (Registration No. 333-104928), and incorporated herein by reference.
4.2
Rights Agreement, dated August 7, 2003, between the Company and Wells Fargo Bank Minnesota, N.A. Filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.3
Credit Agreement, dated as of August 8, 2003, among Graphic Packaging International, Inc., the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as documentation agents. Filed as Exhibit 4.2 to the Company's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.4
Guarantee and Collateral Agreement, dated as of August 8, 2003, made by the Company, Riverwood Acquisition Sub LLC, GPI Holding, Inc., Graphic Packaging International, Inc., and certain of its subsidiaries in favor of JPMorgan Chase Bank as administrative agent. Filed as Exhibit 4.3 to the Company's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.5
Indenture, dated August 8, 2003, among Graphic Packaging International, Inc., as issuer, the Company and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. Filed as Exhibit 4.4 to the Company's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.6
Indenture, dated August 8, 2003, among Graphic Packaging International, Inc., as issuer, the Company and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. Filed as Exhibit 4.5 to the Company's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.7
Form of 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. Filed as Exhibit 4.7 to the Company's Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.8
Form of 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. Filed as Exhibit 4.8 to the Company's Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
5.1	Opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company (included in Exhibit 5.1).
99.1
Graphic Packaging Corporation 2004 Stock and Incentive Compensation Plan. Filed as Appendix "A" to the Company's definitive proxy statement filed on April 5, 2004, and incorporated herein by reference.

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CALCULATION OF REGISTRATION FEE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX